International Growth and Income Fund

June 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$151,235
Class B	$420
Class C	$7,109
Class F1	$36,770
Class F2	$34,585
Total	$230,119
Class 529-A	$3,799
Class 529-B	$17
Class 529-C	$731
Class 529-E	$126
Class 529-F1	$318
Class R-1	$225
Class R-2	$1,226
Class R-3	$1,210
Class R-4	$1,267
Class R-5	$1,447
Class R-6	$29,096
Total	$39,462

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1790
Class B	$0.9028
Class C	$0.9060
Class F1	$1.1605
Class F2	$1.2519
Class 529-A	$1.1541
Class 529-B	$0.8504
Class 529-C	$0.8778
Class 529-E	$1.0671
Class 529-F1	$1.2241
Class R-1	$1.0281
Class R-2	$0.8912
Class R-3	$1.0585
Class R-4	$1.1726
Class R-5	$1.2639
Class R-6	$1.2894

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	137,509
Class B	440
Class C	8,484
Class F1	33,543
Class F2	33,593
Total	213,569
Class 529-A	3,539
Class 529-B	19
Class 529-C	889
Class 529-E	128
Class 529-F1	297
Class R-1	249
Class R-2	1,464
Class R-3	1,256
Class R-4	1,390
Class R-5	562
Class R-6	25,950
Total	35,743

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.56
Class B	$36.54
Class C	$36.47
Class F1	$36.55
Class F2	$36.57
Class 529-A	$36.52
Class 529-B	$36.51
Class 529-C	$36.36
Class 529-E	$36.52
Class 529-F1	$36.57
Class R-1	$36.49
Class R-2	$36.40
Class R-3	$36.50
Class R-4	$36.54
Class R-5	$36.72
Class R-6	$36.56